UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------

                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

            Date of Report (Date of earliest reported): June 3, 2003

                       Commission file number: 000-16299

                                ----------------

                               ANTS SOFTWARE INC.
             (Exact name of registrant as specified in its charter)

                Delaware                                13-3054685
    (State or other jurisdiction of        (IRS Employer Identification Number)
     Incorporation or Organization)

  801 Mahler Rd, Suite G, Burlingame, CA                  94010
 (Address of principal executive offices)               (Zip Code)

                                 (650) 692-0240
              (Registrant's Telephone Number, including area code)

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ITEM 5. Other Events

June 3, 2003

Dear Shareholders:

We've made significant progress since the last update in March despite a continued slow IT purchasing environment and a challenging fund-raising environment. The ANTs team continues to achieve well beyond my expectations.

I'd like to start with a recap of the annual meeting held on May 6th, 2003. All proposals up for vote passed with overwhelming shareholder support. John Gaulding and I were re-elected as directors, our auditors, Burr, Pilger & Mayer, LLP, were approved for another fiscal year, fifty million shares of undesignated preferred stock were authorized, and an additional one and one-half million shares of common stock were reserved under the Company's Stock Option Plan. Thank you to all who voted.

A key presentation at the meeting was delivered by Gary Ebersole, our President and Chief Operating Officer. Gary presented a compelling vision of how he intended to market and sell the ANTs Data Server. The follow up Q&A was brief, but instructive. Overall the meeting went very well. Thank you to all who attended!

Over the last six weeks we have implemented an effective guerrilla marketing program that is rapidly building momentum. Here's a recap:

New Web Site
About a month ago the web site was completely redesigned to project a more customer-oriented image with heavy emphasis on product, professional image and usability. Reviews to-date have been quite positive.

New Marketing Materials
Gary has been responsible for developing new marketing materials which can be found in the "Tech Docs" section of the web site:
HTTP://WWW.ANTSSOFTWARE.COM/TECH_DOCS.HTM. I'd encourage you to read two documents in particular, the "ANTs Data Sheet", a good summary of our product and the short white paper, "Reducing Database Total Cost of Ownership" which illustrates the impressive (60-90%) cost savings possible when using the ANTs Data Server. In addition to these documents, there is:

    o  a new FAQ section
    o  a white paper describing our most recent test results
    o  a description of our stored procedure language
    o the specification for our high-availability functionality (in non-techie terms - how our database can be backed up for continuous operation)

Launch of ANTs Data Server Version 2.0
On May 19, 2003, we announced the upcoming availability of the ANTs Data Server version 2.0 (HTTP://WWW.ANTSSOFTWARE.COM/PRESS_RELEASES/PR_5_19_03.HTM).
Gary worked with a PR firm to position this as our debut in the market. He conducted interviews with over a dozen writers and technical analysts. A number of articles have been written about the ANTs Data Server as a result. Here are links:

ADT Magazine
HTTP://WWW.JAVAREPORT.COM/ARTICLE.ASP?ID=7715

eWeek
HTTP://WWW.EWEEK.COM/ARTICLE2/0,3959,1094682,00.ASP

TechTarget
HTTP://SEARCHDATABASE.TECHTARGET.COM/QNA/0,289202,SID13_GCI901872,00.HTML

Database Trends and Applications
HTTP://WWW.DBTA.COM/5_MINUTE_BRIEFING/5-19-03.HTML

This has led directly to an increase in the number of trial downloads from our web site - an important step preceding a formal evaluation. We also expect this will raise the level of awareness with potential customers. We intend to continue to pursue press coverage.

ANTs Data Server version 2.0 is virtually complete. The engineering team has literally worked 80-hour weeks to accomplish this goal. Dozens of minor and a number of major features were added. We have one final piece of functionality to complete (expected mid-June), then it will be available for evaluation. We have a number of potential customers who intend to evaluate.

Direct Sales Effort
We have implemented a telesales program, direct mail campaign and we will take a booth at an upcoming trade show. Our telesales manager is making approximately 60 phone calls/day and the effort is yielding results. We already have had a number of productive conference calls and meetings with prospective customers, some of whom have downloaded the ANTs Data Server for informal evaluation and intend to conduct a more formal evaluation process in the next 60 days. In June, we will exhibit at our first trade show, sponsored by the Securities Industry Association (here's the formal announcement:
HTTP://WWW.ANTSSOFTWARE.COM/PRESS_RELEASES/PR_5_06_03.HTM). In advance of the trade show, we'll distribute a direct mail piece to attendees. We expect to meet many potential customers at this event.

Keep in mind that in our market segment - enterprise software - the sales cycle is typically four to six months. So we expect that the hard work begun in April should begin to show results in late summer or fall.

On the financial side, we are funded through June and have discussions ongoing with potential funding sources to extend our runway beyond June. I will keep you posted as we make progress.

To recap, we've achieved a tremendous amount with limited funds. The marketing and sales program is rapidly building momentum and we've assembled a dedicated and extraordinarily hard-working team. Our aim is to make this the breakthrough year for ANTs.

Thank you for all your support.

Sincerely,

Frank Ruotolo
Chairman and CEO

This letter is not an offer to sell, nor solicitation of offers to buy, securities. This letter contains certain forward-looking statements as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. Such risks include but are not limited to the following: there can be no assurance that ANTs software inc. (the "Company") will produce the expected results or that it will result in a commercially viable product; that the Company will secure the necessary current and additional financing, intellectual property and staff to support current and future operations. Further risks are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's most recent form 10-KSB for the fiscal year ended December 31, 2002. The Company undertakes no obligation to revise or publicly release the results of any revision to the forward-looking statements.

                                   SIGNATURES

     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      ANTs software inc.

Date:  June 3, 2003              By:  /s/   Francis K. Ruotolo
                                      -------------------------
                                      Francis K. Ruotolo, Chairman
                                      and Chief Executive Officer